EXHIBIT 8



                       Winthrop, Stimson, Putnam & Roberts
                             One Battery Park Plaza
                          New York, New York 10004-1490
                                 (212) 858-1000


                               September 12, 1997


Silgan Holdings Inc.
4 Landmark Square
Stamford, CT  06901

Gentlemen:

                  As your counsel, we have participated in the preparation of, and have reviewed, the Prospectus contained in the Post-Effective Amendment No. 1 to the Form S-4 Registration Statement on Form S-3 (File No. 333-9979), as amended to and dated the date hereof (the "Registration Statement"), filed with the Securities and Exchange Commission relating to your issuance of certain subordinated debentures as described in the Registration Statement (the "Subordinated Debentures").

                  On the basis of the foregoing and upon consideration of applicable law, we are of the opinion that, subject to the qualifications stated therein, the discussion as to the United States federal income tax matters set forth under the caption "Certain United States Federal Income Tax Considerations" in the Prospectus contained in the Registration Statement summarizes the material United States federal income tax consequences relevant to the purchase, ownership and disposition of the Subordinated Debentures.

                  We consent to being named in the Registration Statement and related Prospectus as counsel who are passing upon the material tax matters relating to the Subordinated Debentures for Silgan Holdings Inc. and to the reference to our firm under the caption "Certain United States Federal Income Tax Considerations" in such Prospectus. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

                                           Very truly yours,


                                           /s/ Winthrop, Stimson, Putnam &
                                                      Roberts